Exhibit 12.1

Computation of Earnings to Fixed Charges

(Amounts in millions, except for ratio)

Under ROC GAAP

		Year ended December 31,					Nine-months ended September 30, 2005 (unaudited)
		2000	2001	2002	2003	2004
		NT$	NT$	NT$	NT$	NT$	NT$
Income (Loss) before income tax, minority interests, interest in bonuses paid by subsidiaries and equity in income of investee companies		1,872.4	(1,553.0)	(1,257.7)	689.6	2,504.3	1,307.7
Add: fixed charges		405.4	313.9	259.2	293.1	330.5	252.1
Less: interest capitalized		82.5	0.0	0.0	30.5	35.0	24.8

Earnings	(A)	2,195.3	(1,239.1)	(998.5)	952.2	2,799.8	1,535.0

Interest expenses incurred		390.9	299.1	242.1	278.5	311.3	229.6
Amortized premiums, discounts and capitalized expenses related to indebtedness		14.5	14.8	17.1	14.6	19.2	22.5

Fixed charges	(B)	405.4	313.9	259.2	293.1	330.5	252.1

Ratio of earnings to fixed charges	(A) / (B)	5.4	* (1)	* (2)	3.2	8.5	6.1

Under US GAAP

		Year ended December 31,					Nine-months ended September 30, 2005 (unaudited)
		2000	2001	2002	2003	2004
		NT$	NT$	NT$	NT$	NT$	NT$
Income (Loss) before income tax, minority interests, interest in bonuses paid by subsidiaries and equity in income of investee companies		1,796.5	(1,309.6)	(1,137.9)	697.5	2,500.5	1,004.7
Add: fixed charges		405.4	389.3	302.5	296.5	327.4	252.1
Less: interest capitalized		82.5	75.4	43.3	33.9	31.9	24.8

Earnings	(A)	2,119.4	(995.7)	(878.7)	960.1	2,796.0	1,232.0

		Year ended December 31,							Nine-months ended September 30, 2005 (unaudited)
		2000	2001		2002		2003	2004
		NT$	NT$		NT$		NT$	NT$	NT$
Interest expenses incurred		390.9	374.5		285.4		281.9	308.2	229.6

Amortized premiums, discounts and capitalized expenses related to indebtedness		14.5	14.8		17.1		14.6	19.2	22.5

Fixed charges	(B)	405.4	389.3		302.5		296.5	327.4	252.1

Ratio of earnings to fixed charges	(A) / (B)	5.2	*	(3)	*	(4)	3.2	8.5	4.9

(1)	Earnings were not adequate in 2001 to cover fixed charges under ROC GAAP. The coverage deficiency was NT$1,553.0 million.

(2)	Earnings were not adequate in 2002 to cover fixed charges under ROC GAAP. The coverage deficiency was NT$1,257.7 million.

(3)	Earnings were not adequate in 2001 to cover fixed charges under US GAAP. The coverage deficiency was NT$1,385.0 million.

(4)	Earnings were not adequate in 2002 to cover fixed charges under US GAAP. The coverage deficiency was NT$1,181.2 million